Exhibit 99.1

NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2015 RESULTS

•	Volume gains and gross margin drive good results despite foreign exchange impact

•	Foreign currency exchange negatively impacts sales by 7% and EPS by $0.08 per share

•	Strong operating cash flow generation, up $10 million from the prior year period

April 29, 2015

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $181.3 million for the first quarter of 2015 compared to the first quarter of 2014 net sales of $181.7 million. Despite year-over-year volume growth in the first quarter of 2015, these gains were offset by $12.1 million, or 7%, of lower net sales due to foreign currency exchange. Earnings per diluted share for the first quarter of 2015 were $0.78 compared to $0.96 for the first quarter of 2014, with non-GAAP earnings per diluted share for the first quarter of 2015 of $0.94 compared to $0.95 for the first quarter of 2014. The key driver in the decrease in reported earnings per diluted share compared to the first quarter of 2014 was a $2.8 million, or $0.21 per diluted share, charge related to the Company’s Venezuelan affiliate, noted below. The Company’s adjusted EBITDA was $23.2 million in the first quarter of 2015 compared to $23.7 million in the first quarter of 2014. Overall, changes in foreign exchange rates significantly impacted the Company’s first quarter of 2015 reported and non-GAAP results, decreasing net income approximately $1.1 million, or $0.08 per diluted share.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our results this quarter in spite of a difficult global market with significant foreign exchange headwinds. Lower oil prices and a stronger U.S. Dollar have changed the dynamics of our customers’ markets and have negatively impacted both our top and bottom lines. However, our continued market share gains and recent acquisitions have helped us achieve stable sales and earnings despite these extreme changes in our environment.”

Mr. Barry continued, “Looking forward, we expect a challenging, but stable, market environment in many of the countries in which we operate, along with a continued strong U.S. Dollar. However, we remain committed to our strategy and believe our ability to increase market share and leverage our acquisitions will more than offset these market and exchange rate challenges. In addition, our strong cash flow and balance sheet will allow us to continue to pursue our key strategic initiatives and future acquisitions, which we believe will add significant shareholder value. Overall, I remain confident in our future and expect 2015 to be another good year for Quaker with increased earnings for the sixth consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

First Quarter of 2015 Summary

Net sales for the first quarter of 2015 of $181.3 million were generally consistent with net sales for the first quarter of 2014 of $181.7 million. Increases in product volume, including additional sales from acquisitions, were offset by a decrease of $12.1 million, or 7%, due to the negative impacts of foreign currency exchange rate translation.

Gross profit increased $1.2 million, or 2%, compared to the first quarter of 2014, which was primarily driven by the higher product volume, noted above, and increased gross margin of 36.6% for the first quarter of 2015 compared to 35.8% for the first quarter of 2014.

Selling, general and administrative expenses (“SG&A”) increased $2.7 million compared to the first quarter of 2014, which was driven by the net impact of several factors. Specifically, SG&A increased due to additional costs acquired with the Company’s prior year acquisitions, higher labor-related costs, and a first quarter of 2015 charge related to a cost streamlining initiative in South America. These SG&A increases were partially offset by decreases from foreign currency exchange rate translation and a first quarter of 2014 cost related to an amendment to the Company’s pension plan in the United Kingdom (“U.K.”).

Other expense was approximately $0.2 million in the first quarter of 2015 compared to $0.5 million in the first quarter of 2014. In both quarters, the Company’s other expense was primarily driven by foreign exchange transactional losses, with a lower net loss in the first quarter of 2015 driving the year-over-year comparison.

Interest expense was $0.1 million higher in the first quarter of 2015 compared to the first quarter of 2014, primarily due to higher average borrowings outstanding in the current quarter to fund the Company’s recent acquisition activity. Interest income was $0.1 million lower in the first quarter of 2015 compared to the first quarter of 2014, primarily due to interest received on a non-income tax credit in the first quarter of 2014.

The Company’s effective tax rates for the first quarters of 2015 and 2014 were 30.8% and 34.8%, respectively. The primary contributors to the decrease in the current quarter’s effective tax rate were lower changes in reserves related to uncertain tax positions in the first quarter of 2015 and certain one-time items that increased the first quarter of 2014’s effective tax rate. We currently estimate the full year 2015 effective tax rate will approximate 30%.

Equity in net income of associated companies (“equity income”) decreased by $2.5 million in the first quarter of 2015 compared to the first quarter of 2014, which was primarily due to the current quarter’s currency conversion charge recorded at the Company’s Venezuelan affiliate. Due to recent changes in Venezuela’s foreign exchange markets and controls, the Company re-assessed its Venezuelan affiliate’s access to U.S. Dollars and its ability to import or trade under the existing exchange markets as of March 31, 2015, which resulted in the first quarter of 2015 charge, noted above. In addition, equity income includes the Company’s interest in a captive insurance company, which was consistent in the current and prior year quarters.

The $0.4 million decrease in net income attributable to noncontrolling interest in the first quarter of 2015 compared to the first quarter of 2014 was primarily due to the Company’s second quarter of 2014 acquisition of the noncontrolling interest in its Australian affiliate.

Changes in foreign exchange rates negatively impacted the first quarter of 2015 net income by approximately $1.1 million, or $0.08 per diluted share.

Balance Sheet and Cash Flow Items

The Company had net operating cash flows of approximately $8.1 million for the first quarter of 2015, a $9.9 million increase compared to cash outflows of $1.8 million in the first quarter of 2014. The increase in net operating cash flows primarily relates to lower cash invested in the Company’s working capital during the first quarter of 2015 due to improved working capital management. Overall, the Company’s liquidity remains strong, with net debt of $8.8 million as of March 31, 2015 and a consolidated leverage ratio that continues to be less than one times EBITDA.

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Non-GAAP Measures

Included in this public release are non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended March 31,
	2015	2014
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.78	$0.96
Equity income in a captive insurance company per diluted share	(0.06)	(0.06)
U.K. pension plan amendment per diluted share	—	0.05
Cost streamlining initiatives per diluted share	0.01	—
Currency conversion impact of the Venezuelan Bolivar Fuerte per diluted share	0.21	—
Non-GAAP earnings per diluted share	$0.94	$0.95

	Three Months Ended March 31,
	2015	2014
Net income attributable to Quaker Chemical Corporation	$10,378	$12,730
Depreciation and amortization	4,698	3,888
Interest expense	587	525
Taxes on income before equity in net income of associated companies	5,359	6,546
Equity income in a captive insurance company	(795)	(846)
U.K. pension plan amendment	—	902
Cost streamlining initiatives	173	—
Currency conversion impact of the Venezuelan Bolivar Fuerte	2,806	—
Adjusted EBITDA	$23,206	$23,745

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2015 results is scheduled for April 30, 2015 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended March 31,
	2015	2014

Net sales	$181,330	$181,674

Cost of goods sold	115,002	116,560

Gross profit	66,328	65,114
%	36.6%	35.8%

Selling, general and administrative expenses	48,464	45,741

Operating income	17,864	19,373
%	9.9%	10.7%

Other expense, net	(194)	(473)
Interest expense	(587)	(525)
Interest income	320	453
Income before taxes and equity in net income of associated companies	17,403	18,828

Taxes on income before equity in net income of associated companies	5,359	6,546
Income before equity in net income of associated companies	12,044	12,282

Equity in net (loss) income of associated companies	(1,437)	1,027

Net income	10,607	13,309

Less: Net income attributable to noncontrolling interest	229	579

Net income attributable to Quaker Chemical Corporation	$10,378	$12,730
%	5.7%	7.0%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.78	$0.96
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.78	$0.96

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$64,338	$64,731
Accounts receivable, net	180,402	189,484
Inventories, net	77,176	77,708
Prepaid expenses and other current assets	18,282	19,595
Total current assets	340,198	351,518

Property, plant and equipment, net	81,865	85,763
Goodwill	75,169	77,933
Other intangible assets, net	67,153	70,408
Investments in associated companies	20,536	21,751
Deferred income taxes	21,770	24,411
Other assets	33,586	33,742
Total assets	$640,277	$665,526

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$401	$403
Accounts and other payables	71,718	78,977
Accrued compensation	11,954	19,853
Other current liabilities	24,711	25,668
Total current liabilities	108,784	124,901
Long-term debt	72,698	75,328
Deferred income taxes	7,558	8,584
Other non-current liabilities	86,108	91,578
Total liabilities	275,148	300,391

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2015 - 13,332,472 shares; 2014 - 13,300,891 shares	13,332	13,301
Capital in excess of par value	100,947	99,056
Retained earnings	305,902	299,524
Accumulated other comprehensive loss	(62,971)	(54,406)
Total Quaker shareholders' equity	357,210	357,475
Noncontrolling interest	7,919	7,660
Total equity	365,129	365,135
Total liabilities and equity	$640,277	$665,526

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$10,607	$13,309
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,071	3,075
Amortization	1,627	813
Equity in undistributed earnings of associated companies, net of dividends	1,437	(927)
Deferred compensation and other, net	1,091	2,944
Stock-based compensation	1,685	1,388
Gain on disposal of property, plant and equipment	(21)	(48)
Insurance settlements realized	(115)	(337)
Pension and other postretirement benefits	10	(1,665)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	3,428	(13,387)
Inventories	(2,584)	(6,389)
Prepaid expenses and other current assets	(2,634)	(29)
Accounts payable and accrued liabilities	(9,516)	(544)
Net cash provided by (used in) operating activities	8,086	(1,797)

Cash flows from investing activities
Investments in property, plant and equipment	(2,414)	(3,057)
Payments related to acquisitions, net of cash acquired	528	-
Proceeds from disposition of assets	80	58
Interest earned on insurance settlements	10	11
Change in restricted cash, net	105	326
Net cash used in investing activities	(1,691)	(2,662)

Cash flows from financing activities
Repayment of long-term debt	(1,327)	(232)
Dividends paid	(3,990)	(3,300)
Stock options exercised, other	(50)	(205)
Excess tax benefit related to stock option exercises	287	239
Net cash used in financing activities	(5,080)	(3,498)

Effect of exchange rate changes on cash	(1,708)	(85)
Net decrease in cash and cash equivalents	(393)	(8,042)
Cash and cash equivalents at the beginning of the period	64,731	68,492
Cash and cash equivalents at the end of the period	$64,338	$60,450